UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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☐ PreliminaryProxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to Rule 14a-12

CARRAMERICA REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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[Note: This filing relates to a proposed acquisition by affiliates of The Blackstone Group (“Blackstone Affiliates”) of CarrAmerica Realty Corporation (“CarrAmerica”) and its subsidiaries pursuant to an agreement and plan of merger dated as of March 5, 2006 among Blackstone Affiliates, CarrAmerica and certain of its subsidiaries. The following is an FAQ for CarrAmerica’s employees relating to the proposed merger.]

CarrAmerica Employee FAQ

Blackstone

Q.	Who is Blackstone?
A.	The Blackstone Group, a global private investment firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Mumbai and Paris, was founded in 1985. Blackstone’s real estate group has raised approximately $10 billion for real estate investing and has a long track record of investing in office buildings, hotels and other commercial properties. In addition to real estate, The Blackstone Group’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory. For more information, you can go to their website at www.blackstone.com.

Business Continuity

Q.	How soon will we know if we have a job and what it is?
A.	We hope to know more about the organization going forward in the next 60 days but it could take longer.

Q.	How will forecasting and budgeting change?
A.	We should continue with business as usual in this area. Once the deal with Blackstone is closed (assuming stockholder approval and other conditions are met), we will adapt our financial accounting, reporting and forecasting procedures to meet their needs.

Q.	Should we still continue to recruit for open positions?
A.	Yes, we are continuing to recruit for open positions.

Q.	Given the merger, will CarrAmerica still move forward with a response to the Employee Survey?
A.	We are going to postpone for a short time the follow -up work on the survey so that we can concentrate on the merger transaction. Once we have completed the merger and finalized the business plan and organization going forward, we will then look at the survey and determine how we might use the results.

Employees

Q.	After the transaction closes,
1.	Do I lose my tenure?
No, your tenure at CarrAmerica will continue to be credited with no interruption.

2.	What happens to vacation and personal day accounts?
As with tenure, your vacation and personal day accounts will be carried on intact after closing.

3.	How will LTI (i.e. stock incentives) be handled?
Upon the closing of the transaction, the following is a summary of the treatment of all outstanding stock and stock-based incentives in the transaction, subject to applicable tax withholding:

(1) Any employee who holds stock options, whether vested or unvested, will receive a cash payment, in cancellation of all such options, equal to (x) the excess of the transaction price ($44.75), minus the exercise price of the option, multiplied by (y) the number of shares subject to such stock options;

(2) Any employee who holds restricted stock or restricted stock units, whether vested or unvested, will receive a cash payment, in cancellation of all such restricted stock and restricted stock units, equal to (x) $44.75, multiplied by (y) the number of such restricted stock or shares subject to such restricted stock units, as applicable; and

(3) All stock value units (and related dividend equivalent payments) shall, to the extent not vested, become vested and paid out in full.

As a result of the transaction, CarrAmerica’s stock will no longer be held by the public or traded on an exchange. As a result, once the transaction closes, there will not be a stock-based Long-Term Incentive Plan.

4.	What happens to our cash compensation, 401(k) and benefits – will they be the same?

Under the merger agreement, Blackstone has agreed that CarrAmerica will, for at least one year after the closing of the transaction, maintain a minimum standard of compensation and benefits that are as follows:

(1) Continuation of base salary and cash incentive compensation (excluding cash bonuses or dividend equivalent payments related to equity or equity-based awards) at the same level that was provided to each employee prior to the closing of the transaction; and

(2) Employee benefits (excluding any equity-based benefits) that are no less favorable in the aggregate than those the employees currently enjoy (this means that during that period the company will continue to have a retirement program and health benefits), the details of which will be determined as we work on the organizational decisions with Blackstone.

Because CarrAmerica’s stock will be privately held by Blackstone after the transaction, Blackstone was not prepared to address the treatment of equity-based compensation or benefits in the merger agreement. Blackstone has advised us that it will be working with CarrAmerica’s senior management to establish appropriate incentive compensation arrangements going forward, and as we receive more information we will share it with you.

Because Blackstone is only required to maintain certain minimum compensation and benefits standards under the merger agreement, under the merger agreement Blackstone also agreed to maintain a new Change in Control Severance Pay Plan, which went into effect on the date the merger agreement was signed. This plan provides protection for employees, generally, not only if they are terminated without cause by CarrAmerica, but also if employees resign due to experiencing certain adverse consequences to their total compensation (including the value of any equity-based incentives), responsibilities, or work location.

5.	What will happen to me if my employment is terminated after the closing of the transaction?

Generally, employees whose employment is terminated without cause by CarrAmerica will be entitled to receive the severance benefits set out in the new CarrAmerica Change in Control Severance Plan that was announced with the Blackstone merger. You should have received a copy of a summary of this plan, as well as a copy of the plan document itself. Both the summary and the plan document can be found at www.carramerica.com. Also, as indicated above, generally, if employees resign due to experiencing certain adverse consequences to their total compensation (including the value of any equity-based awards), responsibilities, or work location, employees may be entitled to receive severance benefits under this new severance plan.

Both the summary and the plan document set out the specific circumstances under which employees would be entitled to receive severance benefits under the plan, and you should read the summary and the plan document to ensure you have a complete understanding with respect to your rights under the plan.

6.	Which severance plan will Denver and Chicago employees receive? The plan that was discussed when the market closings were announced? Or the new Change in Control Severance Plan announced with the Blackstone merger?

Denver and Chicago employees will receive the severance benefits under the severance plan that will provide them with the more favorable severance benefits. Therefore, each such employee’s individual situation will dictate which plan will govern.

7.	What will happen to people who have money withheld from their paycheck for the purchase of stock under the Employee Stock Purchase Plan?

The Employee Stock Purchase Plan (ESPP) will continue to operate as it does now until the transaction closes. The shares you own through the ESPP will be acquired by Blackstone as part of the transaction closing and you will be entitled to receive the cash merger consideration ($44.75 per share) for your shares in the ESPP. The ESPP will terminate when the transaction closes and no further deductions for stock purchases will be taken from your pay.

Q.	How are bonuses handled for employees in the coming year?
A.	Employees should expect to have their bonus reviewed on the same cycle as currently done (in the first quarter of the subsequent year).

Q.	Will taxes still be withheld from my options, restricted stock units and restricted stock if I hold them until the transaction closes?
A.	Yes. Taxes will be withheld from the payments to be made to you with respect to these equity awards, as described above. Also note that if, before the transaction, you exercise your options, receive shares under your restricted stock units, or vest in restricted stock, the requisite amount of taxes will still be withheld from such compensation at such time(s).

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving CarrAmerica and affiliates of Blackstone. In connection with the transaction, CarrAmerica will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction.

The final proxy statement will be mailed to CarrAmerica stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at CarrAmerica’s Web site, www.carramerica.com, or by contacting Stephen Walsh, Senior Vice President, CarrAmerica, telephone (202) 729-1764.

CarrAmerica and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding CarrAmerica’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

This FAQ is not intended to constitute an agreement between you or CarrAmerica with respect to your employment and does not grant you any legal rights with respect to any of the subject matter discussed herein.